UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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CHOLESTECH CORPORATION

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CHOLESTECH CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
August 16, 2006
10:00 a.m.

To Our Shareholders:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of Cholestech Corporation, which will be held at our executive offices located at 3347 Investment Boulevard, Hayward, California 94545-3808, on Wednesday, August 16, 2006, at 10:00 a.m. local time for the following purposes:

1. To elect seven directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 30, 2007.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on June 22, 2006 will be entitled to attend and vote at the annual meeting.

Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in the accompanying reply envelope. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any shareholder attending the annual meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors of
CHOLESTECH CORPORATION

John F. Glenn
Vice President of Finance, Chief Financial Officer, Treasurer and Secretary
July 17, 2006

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ACCOMPANYING REPLY ENVELOPE.

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CHOLESTECH CORPORATION

PROXY STATEMENT FOR THE
2006 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the board of directors of Cholestech Corporation (“Cholestech”) for use at our 2006 annual meeting of shareholders and at any adjournment or postponement of the meeting. The purposes of the annual meeting are set forth in the accompanying notice of annual meeting of shareholders.

The annual meeting will be held at our principal executive offices located at 3347 Investment Boulevard, Hayward, California 94545-3808, on Wednesday, August 16, 2006, at 10:00 a.m. local time. Our telephone number at that location is (510) 732-7200.

These proxy solicitation materials and the Annual Report on Form 10-K for the fiscal year ended March 31, 2006, including financial statements, were first mailed on or about July 17, 2006 to all shareholders entitled to vote at the meeting. You may receive an additional copy of our Annual Report on Form 10-K or a copy of the exhibits to our Annual Report on Form 10-K without charge by sending a written request to our corporate secretary at the address above.

Who May Vote

You may vote if our records show that you owned your shares as of June 22, 2006. At the close of business on that date, we had a total of 14,942,481 shares of common stock outstanding, which were held by approximately 144 shareholders of record. As of the record date, we had no shares of our preferred stock outstanding.

Revoking Your Proxy Card

You may revoke your proxy card at any time before it is voted at the annual meeting. In order to do this, you must either (i) sign and return another proxy card bearing a later date; (ii) provide written notice of the revocation to John F. Glenn, our vice president of finance and chief financial officer, before we take the vote at the annual meeting; or (iii) attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the annual meeting and to conduct business. Your shares will be counted as being present at the meeting if you attend the meeting in person or if you submit a properly executed proxy card.

Voting

You are entitled to one vote for each share held. In voting for the election of directors (Proposal One), you may cumulate your votes. This means you may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by you, or distribute your votes on the same principle among as many candidates as you may select, provided that you cannot cast votes for more candidates than the number of directors to be elected (seven). However, you will not be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to voting and you have given notice at the meeting, prior to the voting, of your intention to cumulate your votes. On all other matters, you are entitled to one vote for each share held.

If your proxy card is properly dated, executed and returned, your shares will be voted at the annual meeting in accordance with the instructions you indicate on the proxy card. If you submit the proxy card but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the seven nominees to the board of directors; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 30, 2007.

Proxy Solicitation Costs

Our board of directors is making this solicitation of proxies and we will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of our proxy materials. None of our directors intend to oppose any action for which shareholder approval is being solicited. In addition, we may reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation materials to such beneficial owners. Certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on behalf of our board of directors, personally or by telephone or facsimile. We expect that a representative from our transfer agent, Computershare Investor Services, will tabulate the proxies and act as the inspector of elections.

Abstentions and Broker Non-Votes

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposal to elect directors, your abstention will have no effect on the outcome of the vote with respect to this proposal. If you abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against these proposals.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “for” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. The two proposals contained in these proxy materials are considered routine matters, so unless you have instructed your broker otherwise, your broker will have discretionary authority to vote your shares. See “Vote Required” following each proposal for further information.

Voting Results

The preliminary voting results will be announced at the annual meeting. The final voting results will be calculated by our transfer agent and inspector of elections, Computershare Investor Services, and published in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007.

Deadline of Receipt of Shareholder Proposals for 2007 Annual Meeting

As a shareholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. If you intend to present a proposal at our 2007 annual meeting of shareholders, the proposal must be received by us no later than March 19, 2007 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for shareholder proposals that are not intended to be included in a company’s proxy statement. The discretionary vote deadline for our 2007 annual meeting is June 2, 2007, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a shareholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at our 2007 annual meeting.

Nomination of Director Candidates

You may also propose director candidates for consideration by the board’s nominating committee. It is our policy that our nominating committee will consider recommendations for candidates to the board of directors from shareholders holding not less than 1% of the total outstanding shares of our common stock and who have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating committee will consider persons recommended by our shareholders in the same manner as a nominee recommended by other board members or management. See “Corporate Governance — Policy for Director Recommendations and Nominations” for additional information.

Shareholder Communications to Directors

Shareholders may communicate directly with our directors by sending an email to board@cholestech.com.  Our chief financial officer will monitor these communications and will ensure that appropriate summaries of all received messages and all received messages are provided to the board of directors at its regularly scheduled meetings. Where the nature of a communication warrants, our chief financial officer may decide to obtain the more immediate attention of the appropriate committee of the board of directors or a non-management director, or our management or independent advisors, as our chief financial officer considers appropriate. After reviewing shareholder messages, our board of directors will determine whether any response is necessary and whether further action is required.

Other Matters

Other than the proposals listed above, our board of directors does not intend to present any other matters to be voted on at the 2006 annual meeting of shareholders. Our board of directors is not currently aware of any other matters that will be presented by others for action at the meeting. However, if other matters are properly presented at the 2006 annual meeting of shareholders and you have signed and returned your proxy card, the proxy holders will have discretion to vote your shares on these matters to the extent authorized under the Securities Exchange Act of 1934, as amended.

PROPOSAL ONE
ELECTION OF DIRECTORS

General

A board of seven directors is to be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below, all of whom are presently our directors. In any event, the proxy holders cannot vote the proxies for a greater number of persons than seven. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who shall be designated by the present board of directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next annual meeting of shareholders or until such director’s successor has been duly elected and qualified.

Nominees

The following table sets forth the names, ages and titles of the nominees as of June 22, 2006:

Name of Nominee	Age	Position with Cholestech	Director Since

John H. Landon(2)(3)(4)(5)	65	Chairman of the Board	1997
Warren E. Pinckert II	62	President, Chief Executive Officer and Director	1993
Michael D. Casey(3)(4)(6)	60	Director	2001
John L. Castello(2)(3)(4)(7)	70	Director	1993
Elizabeth H. Dávila(1)(2)	61	Director	2003
Stuart Heap(1)(2)	57	Director	2003
Larry Y. Wilson(1)(8)	56	Director	1998

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating committee.

(4)	Member of the governance committee.

(5)	Chair of the nominating committee.

(6)	Chair of the governance committee.

(7)	Chair of the compensation committee.

(8)	Chair of the audit committee.

There are no family relationships between any director or executive officer.

John H. Landon has served as a director since December 1997 and as our chairman since August 2000. Mr. Landon served as the vice president and general manager of Medical Products for E.I. DuPont de Nemours and Company from 1992 until his retirement in 1996. Prior to that, Mr. Landon served in various capacities at DuPont, including vice president and general manager, Diagnostics and Biotechnology from 1990 to 1992, director of Diagnostics from 1988 to 1990, business director of Diagnostic Imaging from 1985 to 1988 and in various other professional and management positions at DuPont from 1962 to 1985. Mr. Landon is also a director of Digene Corporation and Christiana Care Health System and has previously served as a director of the GenVec, Inc. Advanced Medical Technology Association (AdvaMed) and the DuPont Merck Pharmaceutical Company. Mr. Landon earned a Bachelor of Science degree in Chemical Engineering from the University of Arizona.

Warren E. Pinckert II has served as our president, chief executive officer and a director since June 1993. Mr. Pinckert served as our executive vice president of operations from 1991 to June 1993, as our chief financial officer and vice president of business development from 1989 to June 1993 and as our secretary from 1989 to January 1997. From 1983 to 1989, Mr. Pinckert was chief financial officer of Sunrise Medical Inc., an international durable medical equipment manufacturer. Mr. Pinckert also serves on the Board of Advisors for the San Francisco State University School of Business. Mr. Pinckert earned a Bachelor of Science degree in Accounting and a Masters of Business Administration degree from the University of Southern California.

Michael D. Casey has served as a director since February 2001. Mr. Casey served as the chairman, president, chief executive officer and a director of Matrix Pharmaceutical, Inc. from 1997 until his retirement in February 2002. From November 1995 to December 1996, Mr. Casey was executive vice president at Schein Pharmaceutical, Inc. In December 1996, he was appointed president of the retail and specialty products division of Schein. From June 1993 to November 1995, he served as president and chief operating officer of Genetic Therapy, Inc. Mr. Casey was president of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and vice president, sales and marketing for Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey is also a director of Celgene Corporation,, Allos Therapeutics, Inc., OrthoLogic Corporation, Durect Corporation and AVI BioPharma.

John L. Castello has served as a director since August 1993. Mr. Castello is the chairman, president and chief executive officer of Xoma Ltd., a biotechnology company. Mr. Castello joined Xoma in April 1992 as president and chief executive officer and became chairman in 1993. He served as president of Ares Serono Diagnostics from 1986 to 1988, president and chief operating officer of The Ares Serono Group from 1988 to 1991 and chairman of Ares Serono Inc. from 1991 to 1992. From 1960 to 1986, Mr. Castello held various senior management positions at Amersham International plc, Abbott Laboratories, General Foods and Honeywell Corp. Mr. Castello earned a Bachelor of Science degree in Mechanical and Industrial Engineering from Notre Dame University.

Elizabeth H. Dávila has served as a director since August 2003. Ms. Dávila served as chairman of the board and chief executive officer of VISX, Incorporated, a developer of proprietary technologies and systems for laser vision correction, from 2001 until May 2005 when VISX was acquired by Advanced Medical Optics, Inc. She is currently a member of the board of directors of Advanced Medical Optics. From 1995 to 2001, Ms. Dávila held the positions of president, executive vice president and chief operating officer at VSX and served as a director since December 1995 at VISX. Prior to joining VISX, Ms. Dávila was at Syntex Corporation from 1977 to 1994 where she held senior management positions in its medical device, medical diagnostics, and pharmaceutical divisions. Ms. Dávila also serves on the board of directors of Nugen Technologies, Inc. She holds a masters degree in chemistry from the University of Notre Dame and an MBA from Stanford University.

Stuart Heap has served as a director since March 2003. Mr. Heap served as chief executive officer of Regent Medical, a manufacturer of surgical gloves for the healthcare industry until his retirement in 2006. From January 2002 to June 2004, Mr. Heap served as chief executive officer and president of SSL-Americas. From January 1998 to December 2001, Mr. Heap served as the president of the contact lens division of CIBA Vision Corp., a subsidiary of Novartis AG. Mr. Heap was the head of global marketing for CIBA Vision from June 1995 to June 1997. Mr. Heap earned a Bachelor of Science degree in Engineering from Salford University in the United Kingdom.

Larry Y. Wilson has served as a director since May 1998. Mr. Wilson has served as the senior vice president, finance of Kaiser Foundation Health Plan since September 2005. From January 2002 to September 2005, Mr. Wilson held the position of senior vice president and chief financial officer for Northern California for Kaiser Foundation Health Plan, Inc. From 1987 to June 2001, Mr. Wilson served as the executive vice president and chief operating officer of Catholic Healthcare West. Mr. Wilson served as the executive vice president and chief financial officer of Mercy Health System, a predecessor of Catholic Healthcare, from 1983 to 1986 and as a principal of the Health and Medical Division of Booz Allen & Hamilton, a consulting company, from 1979 to 1983. From 1995 to December 2001, Mr. Wilson served as an officer and director of the California Healthcare Association and as its chairman in 2000. Mr. Wilson also serves on the board of directors of Health Technology Center. Mr. Wilson earned a Bachelor of Arts degree in English from Harvard University and a Masters of Business Administration degree from Stanford University.

Vote Required and Board Recommendation

If a quorum is present, the seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected to the board of directors. Abstentions and broker non-votes will have no effect on the outcome of the vote with respect to this proposal. The board of directors recommends that shareholders vote FOR the election of each of the seven nominees named above.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The board of directors, acting upon the recommendation of the audit committee of the board of directors, has selected PricewaterhouseCoopers LLP, independent registered public accounting firm (“PwC”), to audit our consolidated financial statements for the fiscal year ending March 30, 2007, and recommends that the shareholders vote for the ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its selection.

Representatives of PwC are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees to PricewaterhouseCoopers LLP for Fiscal 2006 and 2005

The following table presents fees for professional services rendered by PwC for the audit of our consolidated annual financial statements for fiscal 2006 and 2005 and fees billed for audit services, audit-related services, tax services and all other services for fiscal 2006 and 2005:

	2006	2005

Audit Fees	$448,620	$567,380
Audit-Related Fees	—	111,500
Tax Fees	—	104,295
All Other Fees	—	—

Total Fees	$448,620	$783,175

Audit Fees.  Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include primarily of services related to internal controls, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.  For 2005, consists of fees billed for professional services for tax compliance ($67,000) and tax planning ($37,295). These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties and international tax planning.

All Other Fees.  Consists of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee also pre-approves particular services on a case-by-case basis.

The audit committee approved all of the services described under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees,” and “All Other Fees” and no time expended on PwC’s engagement to audit financial statements for the most recent fiscal year was attributed to work performed by persons other than the independent registered public accounting firm’s full-time, permanent employees.

In making its recommendation to appoint PwC as our independent registered public accounting firm, the audit committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence. The audit committee has determined that the provision of non-audit services by PwC is compatible with maintaining the firm’s independence as our independent registered public accounting firm.

Vote Required and Board Recommendation

Shareholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement. However, the board of directors is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.

If a quorum is present, the affirmative vote of the holders of a majority of the shares to be voted will be required to approve this proposal. Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on the outcome of the vote with respect to this proposal. The board of directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

CORPORATE GOVERNANCE

Board and Committee Meetings

The board of directors held seven meetings during fiscal 2006. All directors attended at least 75% of the meetings of the board and committees of which they were members held during fiscal 2006.

The board of directors has set forth its corporate governance practices in the Corporate Governance Guidelines of Cholestech Corporation, a copy of which is available at the Investor Relations section of our website at
http://www.cholestech.com.

Committees of the Board

The board of directors has an audit committee, a compensation committee, a nominating committee and a governance committee.

Audit Committee

The responsibilities of the audit committee include recommending to the board the selection of the independent registered public accounting firm, overseeing actions taken by our independent registered public accounting firm and reviewing our internal accounting controls. The audit committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the practices and procedures of the independent registered public accounting firm, the scope of the annual audit, accounting controls, practices and policies, and the relationship between us and our independent registered public accounting firm, including the availability of our records, information and personnel. The audit committee acts under a written charter adopted and approved by our board of directors.

The audit committee held nine meetings during fiscal 2006. During fiscal 2006, the audit committee consisted of Messrs. Wilson, Heap and Casey until June 2005. In June 2005, Ms. Dávila succeeded Mr. Casey as a member of the audit committee. Each member of the audit committee is independent as defined under the rules of the SEC and the corporate governance standards of the Nasdaq Stock Market. The board of directors has determined that Mr. Wilson is qualified as an audit committee financial expert within the meaning of the rules of the SEC and has confirmed that the other members of the audit committee are able to read and understand financial statements. The report of the audit committee for fiscal 2006 is included in this proxy statement.

Compensation Committee

The compensation committee is responsible for developing our overall compensation philosophy and for evaluating and recommending all elements of executive officer compensation (including cash, short-term incentives and equity incentives) to our board of directors for approval. The compensation committee also evaluates and recommends compensation levels for our non-employee directors and oversees and administers our incentive compensation and benefit plans. The compensation committee acts under a written charter adopted and approved by our board of directors and may, in its discretion, obtain the assistance of outside advisors, including compensation consultants, legal counsel and accounting and other advisors.

The compensation committee held four meetings during fiscal 2006. The compensation committee consists of Messrs. Castello, Landon and Heap and Ms. Dávila. None of the compensation committee members are employees of Cholestech and all of them are independent within the meaning of the corporate governance standards of the Nasdaq Stock Market. Each member also qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code and a non-employee director within the meaning of Rule 16b-3 of the Securities Exchange Act. The report of the compensation committee for fiscal 2006 is included in this proxy statement.

Nominating Committee

The nominating committee is responsible for ensuring that the board of directors is properly constituted to meet its fiduciary obligations to shareholders and our company. The nominating committee recommends to the board of directors candidates for nomination to the board of directors and will consider nominees recommended by shareholders. Shareholders making such recommendations should follow the procedures outlined above under “Deadline of Receipt of Shareholder Proposals for 2007 Annual Meeting.” The nominating committee acts under a charter approved by our board of directors. A copy of the charter is available at the Investor Relations section of our website at http://www.cholestech.com.

The nominating committee held one meeting during fiscal 2006. During fiscal 2006, the nominating committee consisted of Messrs. Landon, Casey and Castello and Ms. Dávila until June 2005. In June 2005, Ms. Dávila ceased to be a member of the nominating committee. None of the nominating committee members are employees of Cholestech and all of them are independent within the meaning of the corporate governance standards of the Nasdaq Stock Market.

Governance Committee

The governance committee is responsible for ensuring that our company has appropriate corporate governance policies and practices and monitoring compliance with such policies and practices. The governance committee acts under a charter approved by our board of directors.

The governance committee held one meeting during fiscal 2006. During fiscal 2006, the governance committee consisted of Messrs. Casey, Landon and Castello and Ms. Dávila until June 2005. In June 2005, Ms. Dávila ceased to be a member of the governance committee. None of the governance committee members are employees of Cholestech and all of them are independent within the meaning of the corporate governance standards of the Nasdaq Stock Market.

Policy for Director Recommendations and Nominations

The nominating committee considers candidates for board membership suggested by our board members, management and shareholders. The nominating committee has also retained third-party executive search firms to identify independent director candidates upon the request of the nominating committee from time to time. It is the policy of the nominating committee to consider recommendations for candidates to the board of directors from shareholders holding not less than 1% of the total outstanding shares of our common stock and who have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The nominating committee will consider persons recommended by our shareholders in the same manner as a nominee recommended by the board of directors, individual board members or management.

In addition, a shareholder that instead desires to nominate a person directly for election to the board of directors at an annual or special meeting of our shareholders must meet the deadlines and other requirements set forth in the rules and regulations of the SEC related to shareholder proposals.

Where the nominating committee has either identified a prospective nominee or determines that an additional or replacement director is required, the nominating committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board or management. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the nominating committee considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board;

•	such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest; and

•	such other factors as the committee may consider appropriate.

The nominating committee has also specified the following minimum qualifications to be satisfied by any nominee for a position on the board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills that are complementary to those of the existing board members;

•	the ability to assist and support management and make significant contributions to our success; and

•	an understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

In connection with its evaluation, the nominating committee determines whether it will interview potential nominees. After completing the evaluation and review, the nominating committee makes a recommendation to the full board as to the persons who should be nominated to the board, and the board determines and approves the nominees after considering the recommendation and report of the nominating committee.

Director Independence

The board undertook a review of the independence of its members and considered whether any director had a material relationship with Cholestech or its management that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the board affirmatively determined that John H. Landon, Michael D. Casey, John L. Castello, Elizabeth H. Dávila, Stuart Heap and Larry Y. Wilson are independent of Cholestech and its management under the corporate governance standards of the Nasdaq Stock Market. It is the practice of our independent directors to meet separately from our chief executive officer after each regularly scheduled meeting of the board.

Code of Business Conduct and Ethics

The board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our senior executive and financial officers. In addition, we have in place a Code of Ethics for Principal Executive and Senior Financial Officers, which applies to our chief executive officer and our chief financial officer, who also serves as our principal accounting officer. These codes are intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code of Business Conduct and Ethics and the Code of Ethics for Principal Executive and Senior Financial Officers are available on our corporate website. We intend to post any amendments to or waivers from the Code of Business Conduct and Ethics on our website.

Attendance by Board Members at the Annual Meeting of Shareholders

It is the policy of the board that all board members are expected to attend the annual meeting of shareholders. Exceptions may be made due to illness, travel or other commitments. All members of the board of directors attended our annual meeting of shareholders in person on August 17, 2005.

Director Compensation

In fiscal 2006, directors who were not employees received a $1,000 monthly retainer, a $1,000 fee for each board meeting they attended and a $500 fee for each telephonic board meeting they attended with the exception of the chairman, who received a $2,000 monthly retainer, a $2,000 fee for each board meeting he attended and a $1,000 fee for each telephonic board meeting he attended. Directors who were not employees also received a $500 fee for each committee meeting they attended that was on the same day as a regular board meeting (with the exception of the chairmen of each of the committees who received $1,000). For committee meetings that non-employee directors attended that were not on the same day as a regular board meeting, they received a $1,000 fee for each meeting (with the exception of the chairmen of each of the committees who received $2,000). The chairmen of the audit and compensation committees received an additional annual retainer of $6,000 and $3,000, respectively. The chairmen of the audit and compensation committees received the customary per meeting fees.

Our 2000 stock incentive program provides for the grant of options to purchase our common stock to non-employee directors pursuant to a non-discretionary, automatic grant mechanism, whereby each such director is granted an option to purchase 10,000 shares on the date of each annual meeting (with the exception of the chairman who is granted an option to purchase an additional 10,000 shares and the chairmen of the audit and compensation committees who are also each granted an option to purchase an additional 5,000 shares on the date of each annual meeting), or, in connection with initial election to our board of directors, a grant of an option to purchase 20,000 shares.

The exercise price per share of these non-discretionary, automatic options is equal to the closing sales price of our common stock on the Nasdaq Stock Market on the date of grant and all such options vest at a rate of 25% each calendar quarter after the date of grant so long as the individual remains a director of our company.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2006, no member of the compensation committee was an officer or employee or former officer or employee of Cholestech. No member of the compensation committee or executive officer of Cholestech served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors or compensation committee. Finally, no member of the compensation committee had any other relationship requiring disclosure in this section. Mr. Pinckert, our president and chief executive officer and a director, participated as a non-member of the committee in all discussions and decisions regarding salaries and incentive compensation for all of our employees and consultants, except that Mr. Pinckert was excluded from discussions regarding his own salary, incentive compensation and stock option grants.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2006 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans, including the 1997 stock incentive program, the 1999 nonstatutory stock option plan, the 2000 stock incentive program and the 2002 employee stock purchase plan:

					Number of securities
					remaining available for
					future issuance under
	Number of securities to		Weighted-average		equity compensation
	be issued upon exercise		exercise price of		plans (excluding
	of outstanding options,		outstanding options,		securities reflected in the
Plan category	warrants and rights		warrants and rights		first column)

Equity compensation	—	(1)	—	(1)	145,019
plans approved by	130,358	(2)	10.58		87
security holders	1,046,955	(3)	10.23		777,731
Equity compensation plans not approved by security holders	1,051,236	(4)	9.94		57,494
Total	2,228,549		10.12		980,331

(1)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2002 employee stock purchase plan or the weighted average exercise price of outstanding rights under such plan. The 2002 employee stock purchase plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the last trading day of the applicable offering period.

(2)	Issued under the 1997 stock incentive program.

(3)	Issued under the 2000 stock incentive program.

(4)	Issued under the 1999 nonstatutory stock option plan.

1999 Nonstatutory Stock Option Plan

On September 1, 1999, the board of directors approved the 1999 nonstatutory stock option plan. The 1999 nonstatutory stock option plan has not been submitted to our shareholders for approval.

The material terms of the 1999 nonstatutory stock option plan are summarized as follows:

Purpose

The purposes of the 1999 nonstatutory stock option plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and to promote the success of our business.

Eligibility to Participate in the 1999 Nonstatutory Stock Option Plan

Nonstatutory stock options may be granted to our consultants and our employees who are not officers or directors, except in connection with initial service with our company.

Number of Shares Covered by the 1999 Nonstatutory Stock Option Plan

The board of directors initially reserved 1,000,000 shares of our common stock for issuance under the 1999 nonstatutory stock option plan. On June 14, 2001 and March 27, 2002, the board of directors amended the 1999 nonstatutory stock option plan to increase the aggregate number of shares of common stock authorized for issuance by 500,000 at each meeting. Pursuant to the rules of the Nasdaq Stock Market, the Board of Directors will not make further amendments to the 1999 nonstatutory stock option plan to increase the aggregate number of shares of common stock authorized for issuance without shareholder approval. As of March 31, 2006, options to acquire 1,051,236 shares were outstanding under the 1999 nonstatutory stock option plan, and 57,494 shares remained available for future issuance.

Awards Permitted under the 1999 Nonstatutory Stock Option Plan

The 1999 nonstatutory stock option plan authorizes the granting of nonstatutory stock options only.

Terms of Options

The exercise price of an option may not be less than the fair market value of our common stock on the date of grant and no option may have a term of more than ten years from the date of grant. All of the options that are currently outstanding under the 1999 nonstatutory stock option plan vest and become exercisable over a four year period beginning at the grant date. Payment of the exercise price may be made by cash, check, promissory note, other shares of our common stock, cashless exercise, a reduction in the amount of any company liability to the optionee, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only under the conditions the board of directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the board of directors or its appointed committee up to the remainder of the option’s term.

Capital Changes

The number of shares available for future grant and previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations or other changes in capitalization as described in the 1999 nonstatutory stock option plan.

Merger or Change of Control

In the event of a merger of our company with or into another corporation or the sale of substantially all of our assets, each outstanding option under the 1999 nonstatutory stock option plan must be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable.

Termination and Amendment

The 1999 nonstatutory stock option plan provides that the board of directors may amend or terminate the 1999 nonstatutory stock option plan without shareholder approval, but no amendment or termination of the 1999 nonstatutory stock option plan or any award agreement may adversely affect any award previously granted under the 1999 nonstatutory stock option plan without the written consent of the optionee. Notwithstanding the forgoing, the rules of the Nasdaq Stock Market require shareholder approval of all material amendments to the 1999 nonstatutory stock option plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 22, 2006 by:

•	each shareholder known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of the executive officers named in the summary compensation table on page 14; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the shareholders named in the table have sole voting and investment power with respect to all shares of common stock owned by them, subject to applicable common property laws.

	Number of	Number of		Percent of
	Shares	Shares	Total Shares	Shares
	Beneficially	Underlying	Beneficially	Beneficially
Name and Address of Beneficial Owner(1)	Owned	Options	Owned	Owned(2)

5% Shareholders:
FMR Corp.(3)	2,204,650	—	2,204,650	14.8%
82 Devonshire Street
Boston, MA 02109
Directors and Named Executive Officers:
Warren E. Pinckert II	100,668	233,755	334,423	2.2%
John F. Glenn	3,000	27,332	30,332	*
Barbara T. McAleer	—	23,331	23,331	*
Kenneth F. Miller	3,030	30,665	33,695	*
Donald P. Wood	—	61,496	61,496	*
Michael D. Casey	5,000	50,000	55,000	*
John L. Castello	2,000	70,000	72,000	*
Elizabeth H. Dávila	300	34,999	35,299	*
Stuart Heap	—	30,000	30,000	*
John H. Landon	2,000	98,000	100,000	*
Larry Y. Wilson	2,000	70,000	72,000	*
All directors and executive officers as a group (13 persons)	128,683	882,051	1,010,734	6.4%

*	Less than 1%.

(1)	Unless otherwise noted, the address of each listed shareholder is that of our principal executive offices: 3347 Investment Boulevard, Hayward, California 94545-3808.

(2)	This table is based upon information supplied by officers, directors and principal shareholders. Percentage of beneficial ownership is based on 14,942,481 shares of common stock outstanding as of June 22, 2006. For each named person, this percentage includes common stock that such person has the right to acquire either currently or within 60 days of June 22, 2006, including upon the exercise of an option; however, such common stock is not deemed outstanding for the purpose of computing the percentage owned by any other person. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

(3)	Reflects ownership as reported on Schedule 13G/A filed on February 14, 2006 with the Securities and Exchange Commission by FMR Corp. FMR Corp. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the Schedule 13G/A. The investment management companies, which include several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients. According to such Schedule 13G/A, these entities have sole voting power with respect to 439,450 shares and sole dispositive power with respect to 2,204,650 shares. Ownership shown does not reflect holdings shown on the March 31, 2006 Form 13F of 2,106,279 shares.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth certain summary information for fiscal 2006, 2005 and 2004 regarding compensation awarded to, earned by or paid to our chief executive officer and our four other most highly compensated executive officers (our “named executive officers”).

				Long Term
				Compensation
		Annual Compensation		Awards
				Securities
				Underlying
	Fiscal			Options	All Other
Name and Principal Position	Year	Salary	Bonus	(# of shares)	Compensation(1)

Warren E. Pinckert II	2006	$413,950	$227,550	60,000	$14,656
President and Chief	2005	387,577	190,466	64,000	10,460
Executive Officer	2004	369,465	33,750	60,000	8,443
John F. Glenn(2)	2006	$234,067	$119,850	20,000	$16,646
Vice President of Finance,	2005	98,000	45,014	62,000	5,789
Chief Financial Officer, Treasurer and	2004	—	—	—	—
Secretary
Barbara T. McAleer(3)	2006	$201,640	$98,719	20,000	$7,515
Vice President of Quality	2005	31,923	20,000	60,000	756
Assurance and Regulatory Affairs	2004	—	—	—	—
Kenneth F. Miller(4)	2006	$252,137	$146,484	20,000	$16,811
Vice President of Marketing	2005	195,328	84,844	62,000	284,227
and Sales	2004	—	—	—	—
Donald P. Wood	2006	$233,492	$138,900	20,000	$15,464
Vice President of Operations	2005	208,904	141,033	37,000	14,825
	2004	176,788	10,406	60,000	10,753

(1)	These amounts consist of premiums on group term life insurance, medical and dental insurance, long term disability insurance and contributions to our 401(k) Plan on behalf of the named executive officers, except for the amount shown for Mr. Miller in 2005, which also consists of $271,556 in relocation expenses.

(2)	Mr. Glenn joined Cholestech in October 2004 as our vice president of finance, chief executive office, treasurer and secretary.

(3)	Ms. McAleer joined Cholestech in February 2005 as our vice president of quality assurance and regulatory affairs.

(4)	Mr. Miller joined Cholestech in June 2004 as our vice president of marketing and sales.

Option Grants in Last Fiscal Year

The following table sets forth information regarding options granted during fiscal 2006 under our 1997 stock incentive program, 1999 nonstatutory stock option plan, and 2000 stock incentive program to each of our named executive officers.

					Potential Realizable
	Individual Grants				Value at Assumed Rates
	Number of	Percent of Total			of Stock Price
	Securities	Options Granted	Exercise		Appreciation For
	Underlying	to Employees in	Price Per	Expiration	Option Term(1)
Name	Options Granted(2)	Fiscal Year(3)	Share(2)(4)	Date	5%	10%

Warren E. Pinckert II	60,000	13.6%	12.00	3/22/2013	$293,112	$683,076
John F. Glenn	20,000	4.5%	12.00	3/22/2016	150,935	382,498
Barbara T. McAleer	20,000	4.5%	12.00	3/22/2016	150,935	382,498
Kenneth F. Miller	20,000	4.5%	12.00	3/22/2016	150,935	382,498
Donald P. Wood	20,000	4.5%	12.00	3/22/2013	97,704	227,692

(1)	Potential realizable value (i) is net of exercise price before taxes, (ii) assumes that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term, and (iii) assumes that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

(2)	Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the board of directors on the date of grant with reference to the closing price of our common stock on the Nasdaq National Market on the date of grant. All options vest in equal monthly installments over a four year period beginning on the grant date, provided the optionee continues to be employed by us.

(3)	Based on an aggregate of 441,750 options granted to employees under the 1997 stock incentive program, the 1999 nonstatutory stock option plan and the 2000 stock incentive program in fiscal 2006.

(4)	Exercise price and tax withholding obligations related to exercise may be paid in cash, check, promissory note, by delivery of ready owned shares of our common stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information concerning the exercise of options by our named executive officers and the value of stock options held by our named executive officers as of March 31, 2006.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at Fiscal Year End		Fiscal Year End(2)
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Warren E. Pinckert II(3)	38,074	$79,838	213,339	152,587	$742,143	$409,223
John F. Glenn	—	—	19,665	62,335	101,463	224,017
Barbara T. McAleer	—	—	15,832	64,168	44,963	146,037
Kenneth F. Miller	—	—	22,998	59,002	86,663	158,817
Donald P. Wood	—	—	50,601	66,399	253,934	222,996

(1)	Fair market value of our common stock as of the exercise date minus the exercise price of the options.

(2)	Fair market value of our common stock, based on the $13.03 closing price on March 31, 2006 on the Nasdaq National Market, minus the exercise price of the unexercised options.

(3)	Mr. Pinckert continues to hold the 38,074 shares acquired upon exercise.

Employment Agreements and Change of Control Arrangements

In June 2001, we entered into a severance agreement with Mr. Pinckert. This agreement was amended in March 2003 and provides that in the event he is terminated by us, for any or no reason, Mr. Pinckert will be paid, over a period of 18 months commencing on the date of such termination, an amount equal to 18 months’ compensation, at the rate of compensation in effect immediately prior to such termination (minus applicable withholding). Pursuant to the severance agreement, Mr. Pinckert will also receive medical and dental coverage for 18 months and the vesting on 18 months’ worth of unvested and outstanding stock options will accelerate.

We entered into severance agreements with Terry Wassmann, our vice president of human resources, in July 2001 and with Mr. Wood in April 2003. These agreements were amended in October 2003. We also entered into a severance agreement with Mr. Miller in June 2004, Mr. Glenn in October 2004, Ms. McAleer in January 2005, and Gregory Bennett, our vice president of development in December 2005. These severance agreements provide that in the event he or she is terminated by us, for any or no reason, he or she will be paid, over a period of 12 months commencing on the date of such termination, an amount equal to 12 months’ compensation, at the rate of compensation in effect immediately prior to such termination (minus applicable withholding). Pursuant to the severance agreements, these individuals will also receive medical and dental coverage for 12 months and the vesting on 12 months’ worth of unvested and outstanding stock options will accelerate.

We entered into a change of control severance agreement with Mr. Pinckert in June 2001. This agreement was amended in January 2003 and March 2004 and provides that if his employment is constructively terminated within 12 months after a change of control of our company, Mr. Pinckert will be paid, over a period of 24 months commencing on the date of such termination, an amount equal to (i) two years’ compensation at the rate of compensation in effect immediately prior to such termination (minus applicable withholding), (ii) 200% of his target bonus as in effect for the fiscal year in which the termination occurs and (iii) up to 100% of his target bonus as in effect for the fiscal year in which the termination occurs, with such amount determined by the Board in its sole discretion based on Mr. Pinckert’s achievement of the management objectives on which such bonus is based and pro rated for the year of termination. In addition, upon such termination after a change of control, 100% of the outstanding stock options held by Mr. Pinckert will vest, and he will receive medical and dental coverage for 24 months.

We entered into a change of control severance agreement with Ms. Wassmann in August 2001. This agreement was amended in January 2003 and March 2004. We also entered into a change of control severance agreement with Mr. Wood in October 2003. This agreement was amended in March 2004. We entered into a change of control severance agreement with Mr. Miller in June 2004, Mr. Glenn in October 2004, Ms. McAleer in January 2005, and Mr. Bennett in December 2005. These change of control severance agreements provide that if the employment of these individuals is constructively terminated within 12 months after a change of control of our company, they will be paid, over a period of 18 months commencing on the date of such termination, an amount equal to (i) 18 months’ compensation at the rate of compensation in effect immediately prior to such termination (minus applicable withholding), (ii) 150% of his or her target bonus as in effect for the fiscal year in which the termination occurs and (iii) up to 100% of his or her target bonus as in effect for the fiscal year in which the termination occurs, with such amount determined by the Board in its sole discretion based on their achievement of the management objectives on which such bonus is based and pro rated for the year of termination. In addition, upon such termination after a change of control, 100% of the outstanding stock options held by these individuals will vest, and they will receive medical and dental coverage for 18 months.

We entered into a severance agreement in July 2001 with Dr. Thomas E. Worthy, our former vice president of development. This agreement was amended in October 2003 and July 2005. The agreement provided that, among other things, (i) until the appointment of a new vice president of development, Dr. Worthy would continue to provide his services as vice president of development and other agreed responsibilities and (ii) after the appointment of a new vice president of development, Dr. Worthy would continue to be employed by Cholestech, reporting to Cholestech’s chief executive officer and assuming and discharging such responsibilities as requested and deemed necessary by the chief executive officer, until the earlier of: (a) March 31, 2006, (b) Dr. Worthy’s resignation or (c) the termination of Dr. Worthy by Cholestech. On March 31, 2006, Dr. Worthy tendered his resignation, and subject to Dr. Worthy’s execution of a general release, Cholestech made a lump sum payment to Dr. Worthy in the amount of $198,300, (minus applicable withholdings).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

In accordance with the written charter adopted by the board of directors, the compensation committee of the board of directors reviews and approves our executive compensation policies. The compensation committee administers our various incentive plans, including the 1997 stock incentive program, the 1999 nonstatutory stock option plan and the 2000 stock incentive program, sets compensation policies applicable to our executive officers and evaluates the performance of our executive officers. The compensation levels of our executive officers for fiscal 2006, including base salary levels, potential bonuses and stock option grants were determined by the compensation committee at the beginning of the fiscal year. The following is a report of the compensation committee describing the compensation policies and rationale applicable with respect to the compensation paid to our executive officers for fiscal 2006.

General Compensation Philosophy

Our philosophy in setting compensation policies for our executive officers is to maximize shareholder value over time. The primary goal of our executive compensation program is to closely align the interests of the executive officers with those of our shareholders. To achieve this goal, we attempt to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to our long term success, motivate individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a portion of the executive’s total compensation at risk, tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in our company. The compensation committee currently uses base salary, annual cash incentives and stock options to meet these goals.

Cash Compensation

Base salary is primarily used by us as a device to attract, motivate, reward and retain highly skilled executives. The compensation committee reviewed and approved fiscal 2006 base salaries for our chief executive officer and other executive officers at the beginning of the fiscal year. Base salaries were established by the compensation committee based on an executive officer’s job responsibilities, level of experience, individual performance, contribution to the business, our financial performance for the past year and recommendations from management. The compensation committee also takes into account the salaries for similar positions at comparable companies, based on each individual member’s industry experience. In reviewing base salaries, the compensation committee focuses significantly on each executive officer’s prior performance with us and expected contribution to our future success. In making base salary decisions, the compensation committee exercises its discretion and judgment based upon these factors. No specific formula is applied to determine the weight of each factor. In fiscal 2006, the base of salary of Mr. Pinckert, our chief executive officer and president, was approximately $415,000, as compared to approximately $390,000 in fiscal 2005. The increase in Mr. Pinckert’s salary for fiscal 2006 was based on the criteria listed above, as well as the compensation committee’s consideration of our improved financial performance, the continued growth and development of our business, and Mr. Pinckert’s demonstrated strong leadership as our chief executive officer and president.

Each executive officer’s bonus is based on qualitative and quantitative factors and is intended to motivate and reward such executive officers by directly linking the amount of any cash bonus to specific company based performance targets and specific individual based performance targets. Annual incentive bonuses for executive officers are intended to reflect the committee’s belief that a portion of the compensation of each executive officer should be contingent upon the performance of our company, as well as the individual contribution of each executive officer. To carry out this philosophy, the board of directors reviews and approves the financial budget for the fiscal year. The compensation committee then establishes target bonuses for each executive officer as a percentage of the officer’s base salary. The executive officers, including Mr. Pinckert, must successfully achieve these performance targets which are submitted by management to the compensation committee for its evaluation and approval at the beginning of the fiscal year. The company based performance goals are tied to two financial performance objectives for Cholestech, earnings per share and sales revenue. The individual performance goals are tied to different indicators of such executive officer’s performance, such as our financial performance, new product development and increase in the customer base. The compensation committee evaluates the completion of the company based performance targets and specific individual based performance targets and approves a performance rating relative to these goals. This scoring is influenced by the compensation committee’s perception of the importance of the various corporate and individual goals. The compensation committee believes that the bonus arrangement provides an excellent link between our earnings performance and the incentives paid to the executive officers. In fiscal 2006, Mr. Pinckert’s bonus was $227,550, as compared to $190,466 in fiscal 2005. The increase in Mr. Pinckert’s bonus for fiscal 2006 was based on the improved achievement of the company based and individual based performance targets established by the compensation committee for fiscal 2006 as compared to fiscal 2005.

Equity Based Compensation

The compensation committee provides our executive officers with long-term incentive compensation through grants of stock options under our 2000 stock incentive program. The compensation committee believes that stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in our company and to share in the appreciation of the value of our common stock. The compensation committee believes that stock options directly motivate an executive officer to maximize long term shareholder value. Such options also use vesting periods that encourage key executive officers to remain with our company. All options granted to executive officers to date have been granted at the fair market value of our common stock on the date of grant. The compensation committee considers the grant of each option subjectively, considering factors such as the executive officer’s relative position and responsibilities, the individual performance of the executive officer over the previous fiscal year and the anticipated contribution of the executive officer to the attainment of our long term strategic performance goals. The committee also considers stock options granted in prior years. The compensation committee views stock option grants as an important component of our long term, performance based compensation philosophy.

Under the guidelines stated above, the compensation committee reviewed and granted stock options on March 22, 2006 to Mr. Pinckert and the other executive officers, including the named executive officers, as described above under the headings “Executive Compensation — Summary Compensation Table” and “Executive Compensation and Other Matters — Option Grants in Last Fiscal Year.” In fiscal 2006, Mr. Pinckert received options to purchase 60,000 shares of Cholestech’s common stock. In fiscal 2005, Mr. Pinckert received an option to purchase 64,000 shares of Cholestech’s common stock.

Tax Deductibility of Executive Compensation

The compensation committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers. However, certain performance based compensation is specifically exempt from the deduction limit. We have adopted a policy that, where reasonably practicable, we will seek to qualify variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

Respectfully submitted by the compensation committee of the board of directors:

John L. Castello, Chairman
Elizabeth H. Dávila
Stuart Heap
John H. Landon

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

In accordance with the written charter adopted by the board of directors, the audit committee of the board of directors, composed of three independent directors, has the primary responsibility of overseeing our financial reporting, accounting principles and system of internal accounting controls and reporting its observations and activities to the board. It also recommends the appointment of the independent registered public accounting firm and approves the services performed by the independent registered public accounting firm. The members of the audit committee have been determined to be independent in accordance with the applicable rules of the National Association of Securities Dealers.

The audit committee has received from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and us that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussion with audit committees) and has discussed with the independent registered public accounting firm any relationships that may impact their independence, and satisfied itself as to the independent registered public accounting firm’s independence.

Management has the primary responsibility for the preparation of the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee and the independent registered public accounting firm reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. As part of the review of the audited financial statements, the audit committee discussed with the independent registered public accounting firm their judgments as to our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.

The audit committee has discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380) and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.

The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their integrated audit of our financial statements and our internal control over financial reporting and the overall quality of our financial reporting. During fiscal 2006, the audit committee met 9 times, and our management and independent registered public accounting firm were present at each of those meetings.

The audit committee also reviewed management’s report on internal controls as well as the independent registered public accounting firm’s report to our company as to the results of its audit of our internal control over financial reporting as required under section 404 of the Sarbanes-Oxley Act.

Based on the above review and discussions with management and the independent registered public accounting firm, the audit committee recommended to the board of directors that our company’s audited financial statements and management’s report on internal control over financial reporting be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 for filing with the Securities and Exchange Commission. The audit committee also recommended the reappointment of the independent registered public accounting firm, and the board of directors concurred in such recommendation.

Respectfully submitted by the audit committee of the board of directors:

Larry Y. Wilson, Chairman
Stuart Heap
Elizabeth H. Dávila

STOCK PRICE PERFORMANCE GRAPH

The following is a line graph comparing the cumulative total return to shareholders of our common stock at March 31, 2006 since March 31, 2001 to the cumulative total return over such period of (i) The Nasdaq Stock Market United States Index and (ii) a Peer Group Index, which includes all companies in the Standard Industrial Classification Code 3826 — Measuring and Controlling Devices, of which we are a member.

Comparison of Five Year Cumulative Total Return(1) Among Cholestech Corporation,
The Nasdaq Stock Market (U.S.) Index, a New Peer Group and an Old Peer Group(2)(3)

Cumulative Total Return

	3/01	3/02	3/03	3/04	3/05	3/06
Cholestech Corporation	100.00	371.30	169.14	182.86	209.45	270.75
Nasdaq Stock Market (U.S.)	100.00	103.45	77.11	113.42	113.90	134.89
New Peer Group	100.00	116.89	106.70	161.52	172.98	213.88
Old Peer Group	100.00	116.86	72.01	112.12	108.27	117.90

(1)	Assumes that $100.00 was invested on March 31, 2001 in our common stock or index, and that all dividends were reinvested. No dividends have been declared on our common stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

(2)	New Peer Group is the NASDAQ Medical Equipment Index and Old Peer Group is SIC Code 3826 — Measuring and Controlling Devices.

(3)	We operate on a 52/53 week fiscal year, which ends on the last Friday in March. Accordingly, the last trading day of our fiscal year may vary. For consistent presentation and comparison to the indices shown herein, we have calculated our stock performance graph assuming a March 31 year end.

RELATED PARTY TRANSACTIONS

We believe that, except as described above, in the past fiscal year there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that all executive officers, directors and 10% shareholders complied with all applicable filing requirements during fiscal 2006, except that each of the following individuals were late in filing a Form 4 for the identified transaction: Mr. Pinckert with respect to an option grant to purchase 60,000 shares of our common stock in March 2006; and each of Messrs. Glenn, Bennett, Miller, Wood and Mmes. Wassmann and McAleer with respect to an option grant to purchase 20,000 shares of common stock in March 2006. The required filings have since been made.

OTHER MATTERS

We are not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board may recommend.

THE BOARD OF DIRECTORS OF
CHOLESTECH CORPORATION

Dated: July 17, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
CHOLESTECH CORPORATION
Proxy for the 2006 Annual Meeting of Shareholders
August 16, 2006
The undersigned shareholder of Cholestech Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 17, 2006, and hereby appoints John H. Landon and Warren E. Pinckert II and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Shareholders of Cholestech Corporation to be held on August 16, 2006 at 10:00 a.m., local time, at our principal executive offices located at 3347 Investment Boulevard, Hayward, California 94545-3808, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
1.	TO ELECT SEVEN DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED:

NOMINEES:	Michael D. Casey, John L. Castello, Elizabeth H. Dávila, Stuart Heap, John H. Landon, Warren E. Pinckert II and Larry Y. Wilson

☐	FOR ALL NOMINEES	☐	WITHHOLD FROM ALL NOMINEES	☐

FOR ALL NOMINEES EXCEPT AS
WRITTEN ABOVE
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 30, 2007:

☐	FOR	☐	AGAINST	☐	ABSTAIN
and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
After you have marked and dated this proxy, please sign exactly as your name appears on this card and return this card promptly in the enclosed envelope. If the shares being voted are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both or all of such persons should sign. If you are signing as attorney, executor, administrator, trustee or guardian or if you are signing in another fiduciary capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature:	________________________	Date:	________________________, 2006

Signature:	________________________	Date:	________________________, 2006